Exhibit 99.1

AMERISERV FINANCIAL REPORTS INCREASED EARNINGS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2022

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) reported third quarter 2022 net income of $2,102,000, or $0.12 per diluted common share. This earnings performance was a $671,000, or 46.9%, increase from the third quarter of 2021 when net income totaled $1,431,000, or $0.08 per diluted common share. For the nine-month period ended September 30, 2022, the Company reported net income of $6,501,000, or $0.38 per diluted common share.  This represents a 22.6% increase in earnings per share from the nine-month period of 2021 when net income totaled $5,220,000, or $0.31 per diluted common share.  The following table highlights the Company’s financial performance for both the three- and nine-month periods ended September 30, 2022 and 2021:

	Third Quarter 2022	Third Quarter 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021

Net income	$2,102,000	$1,431,000	$6,501,000	$5,220,000
Diluted earnings per share	$0.12	$0.08	$0.38	$0.31

Jeffrey A. Stopko, President and Chief Executive Officer, commented on the 2022 financial results: “AmeriServ Financial continued its positive earnings momentum in the third quarter of 2022 as we again posted increased earnings when compared to the 2021 results. The improved earnings performance in 2022 reflects the full benefit of several important strategic actions that our company executed in 2021, the successful management of our asset quality throughout the pandemic, and effective balance sheet management.  Our net interest income has increased in each quarter of 2022 as we have been able to more rapidly capture the benefit of higher interest rates on our earning assets while limiting the negative impact that higher rates have on the cost of funding our balance sheet. Additionally, this increase in net interest income occurred in 2022 despite a $1.5 million reduction in PPP loan related fee income in the first nine months of this year.”

The Company's net interest income in the third quarter of 2022 increased by $1.3 million, or 14.1%, from the prior year's third quarter and, for the first nine months of 2022, increased by $1.6 million, or 5.7%, when compared to the first nine months of 2021.  The Company’s net interest margin of 3.35% for the third quarter of 2022 and 3.24% for the nine-month timeframe represents a 50 basis point improvement for the quarter and a 17 basis point improvement for the nine-month period.  The size of the Company’s balance sheet continues to remain at a high level by historical standards prior to the impact of the COVID-19 government stimulus programs.  Both total loans and total deposits have demonstrated stabilization since the second half of last year.  The Company’s 2022 financial performance has been favorably impacted by the strategic actions taken by management in 2021 to lower funding costs.  The Company has also benefitted from the higher U.S. Treasury yield curve as interest rates have increased due to the Federal Reserve’s action to tighten monetary policy in their effort to tame decades high inflation.  The higher national interest rates have favorably impacted the Company’s financial performance, particularly net interest income, which has demonstrated an increasing trend as the year progresses.  Specifically, in 2022, the higher interest rates are causing total interest income to increase to a higher level than the corresponding increase in total interest expense.  In comparison to 2021, interest income increased for both the third quarter and the nine-month period.  Interest expense in the 2022 third quarter remained relatively consistent with the 2021 third quarter level, increasing slightly, but demonstrating a significant decline when comparing the first nine-month time period between years.  The higher interest rate environment along with increased investment in the securities portfolio more than offset a reduced level of Paycheck Protection Program (PPP) loan fee income and caused total interest income to increase for both the third quarter and first nine months of 2022 when compared to the same time periods from last year.  The increased national interest rates resulted in total deposit costs increasing in the third quarter of 2022 when compared to the third quarter of 2021.  But this increase in deposit interest expense was nearly offset by a decline in total borrowings interest expense resulting in only a slight increase to total interest expense.  For the nine months in 2022, both deposit and borrowing interest expense declined and resulted in a significant decrease to total interest expense between years.  Financial results also reflect the impact of continued diligent management of our asset quality, as the Company’s loan loss provision expense increased by $150,000 for the 2022 third quarter but is $1,075,000 lower when compared to the first nine months of 2021.  Overall, the increase to net interest income, along with a reduced loan loss provision, more than offset a lower level of non-interest income and higher non-interest expense resulting in an improved earnings performance in 2022.

Total average loans in the third quarter of 2022 are lower than the 2021 third quarter average by $13.5 million, or 1.4%, while total average loans for the nine months of 2022 were $10.1 million, or 1.0%, lower than the 2021 nine-month level.  Strong loan pipelines have resulted in increased production during the second and third quarters of 2022 and more than offset a higher than typical level of payoff activity in the first half of 2022.  Excluding PPP loans, total average loans in the third quarter of 2022 exceed the 2021 third quarter average by $20.9 million, or 2.2%, as growth of commercial real estate (CRE) and home equity loans along with a higher volume of residential mortgage loans more than offset a decrease in the level of commercial & industrial loans.    Total PPP loans averaged $1.3 million in the third quarter of 2022, representing a decrease of $34.5 million, or 96.3%, from the third quarter of last year.  Additionally, of the $100 million of PPP loans originated from both government programs, only one very small PPP loan remains on the balance sheet that totals approximately $24,000, reflecting the Company’s successful efforts working with our customers through the SBA to complete the forgiveness process.  Overall, the higher interest rate environment along with the higher average volumes of CRE, residential mortgages and home equity loans, resulted in total loan interest income improving by $861,000, or 8.8%, for the third quarter of 2022 when compared to the third quarter of last year.  On a year-to-date basis, however, loan interest and fee income is $528,000, or 1.7%, lower through nine months of 2022 compared to the same period in 2021, as the favorable impact of the higher volume of traditional loans and the higher interest rate environment was more than offset by the reduction in PPP loan fee income.  This decrease is primarily due to the Company recording a total of $433,000 of processing fees and interest income from PPP loans in the nine months of 2022, which is $1.5 million, or 77.6%, lower than PPP income in the nine months of 2021. Finally, on an end of period basis at September 30, 2022, excluding total PPP loans, the total loan portfolio is approximately $14.0 million, or 1.5%, higher from the September 30, 2021 level.

Total investment securities averaged $238.5 million for the nine months of 2022 which is $31.6 million, or 15.3%, higher than the $206.9 million average for the nine months of last year.  The increase in the U.S. Treasury yield curve resulted in a more favorable market for securities purchasing activity so far in 2022.  The 2-year to 10-year portion of the yield curve increased by approximately 220 to 344 basis points since the beginning of the year, with shorter yields in that range increasing to a higher degree than the longer yields.  Overall, the higher rates resulted in yields for new federal agency mortgage-backed securities and federal agency bonds improving and exceeding the overall average yield of the existing securities portfolio.  Management purchased more of these investments by redeploying the cash flow from the excess payoff activity from the loan portfolio and profitably utilizing a portion of the increased short-term liquidity on our balance sheet.  This redeployment of funds contributed to total securities growing between years.  Management also continued to purchase taxable municipals and corporate securities to maintain a well-diversified portfolio.  Overall, through nine months of 2022, the average balance of total interest earning assets was consistent with the nine-month average of 2021 while total interest income increased by $276,000, or 0.8%, between years.

Although reduced from its high levels when government stimulus initially impacted the economy, our liquidity position continues to be solid as total short-term investments averaged $29.4 million for the nine-month period of 2022, which is $21.4 million, or 42.2%, lower than the 2021 nine-month average.  Short-term investments averaged $13.0 million in the third quarter of 2022, which is lower than it has been trending over the past several quarters due to the additional investment in the securities portfolio.  Uncertainty remains regarding the duration that the increased funds from government stimulus will remain on the balance sheet.  Diligent monitoring and management of our short-term investment position remains a priority.  Continued loan growth and prudent investment in securities are critical to achieve the best return on the Company’s liquid funds with management expecting to continue to be active with new security purchases during the remainder of 2022 given the increase in interest rates.

On the liability side of the balance sheet, through nine months, total average deposits are $7.9 million, or 0.7%, higher compared to the nine months of 2021.  Total deposits continue to demonstrate stability over the past year despite a $29.7 million, or 2.5%, decrease in total average deposits when comparing the 2022 third quarter to last year’s third quarter.  This decrease reflects management electing to allow one high cost, large institutional deposit to mature late in September 2021.  Deposit volumes continue to reflect the favorable impact of government stimulus which provided support to many Americans and financial assistance to municipalities and school districts during the pandemic.  Deposit volumes were also favorably impacted by the Company’s successful business development efforts and the Somerset County branch acquisition, which occurred in late May 2021.  Overall, the loan to deposit ratio averaged 84.2% in the third quarter of 2022, which indicates that the Company has ample capacity to continue to grow its loan portfolio and is strongly positioned to support our customers and our community during times of economic volatility.

Total interest expense for the nine months of 2022 decreased by $1.4 million, or 21.9%, when compared to the nine months of 2021, due to lower levels of both deposit and borrowing interest expense.  Deposit interest expense was lower by $425,000, or 10.9%, despite the higher year to date average volume of total deposits reflecting new deposit inflows as well as the loyalty of the bank’s core deposit base.  Also, management’s decision to allow the previously mentioned large, high cost institutional deposit to mature has proven to be beneficial since the interest rate on this particular deposit was indexed to the market and would have become more expensive with the rising national interest rates experienced so far in 2022.  This large institutional deposit was replaced by the additional low cost, fixed rate deposits from the Somerset County branch acquisition and resulted in significant interest expense savings.  The rising national interest rates this year resulted in total deposit interest expense increasing as certain deposit products that are tied to a market index reprice upward with the move in national interest rates.  Specifically, total deposit cost averaged 0.59% in the third quarter of 2022, which is 19 basis points higher than total deposit cost of 0.40% in the third quarter of 2021.  However, through nine months in 2022, total deposits costs of 40 basis points remain favorable to total deposit costs of 45 basis points through nine months of 2021.  Overall, management believes that total deposit cost will continue to rise given the expectation of additional short-term interest rate increases by the Federal Reserve throughout 2022.

Total borrowings interest expense decreased by $506,000, or 52.9%, between the third quarter of 2022 and the same quarter of 2021 and by $934,000, or 40.7%, when comparing the nine months of 2022 to the nine months of 2021. The decrease between years results from the favorable impact of the August 2021 subordinated debt offering which was used to replace higher cost debt. This transaction effectively lowered debt cost on these long-term funds by nearly 4.0%. This savings is recognized even though the size of the new subordinated debt is $7.0 million higher than the debt instruments it replaced. Note that included in 2021 borrowings interest expense is $202,000 of additional interest expense that the Company had to recognize from the write-off of the unamortized issuance costs from the original debt instruments that the new sub debt replaced.  The remaining portion of the favorable variance in borrowings interest expense between the nine months of 2022 and the nine months of 2021 is due to reduced interest expense from Federal Home Loan Bank (FHLB) borrowings.  The average balance of total short-term and FHLB borrowings is lower in the first nine months of 2022 by $13.8 million, or 26.4%, as strength of the Company’s liquidity position allowed management to let higher cost FHLB term advances mature and not be replaced.

The Company recorded a $500,000 loan loss provision in the third quarter of 2022 as compared to a $350,000 provision expense recorded in the third quarter of 2021.  For the nine months of 2022, the Company recorded a $225,000 provision recovery compared to an $850,000 provision expense recorded in the nine months of 2021 resulting in a net favorable change of $1.1 million.  The increased third quarter 2022 provision expense reflects the transfer of one commercial real estate loan relationship into non-accrual status while the borrower pursues the sale of the property.  However, the provision recovery for the nine-month time period in 2022 reflects improved credit quality for the overall portfolio due to several loan upgrades and increased payoff and paydown activity including two substandard credits. As a result, the Company also experienced lower levels of classified assets.  As demonstrated historically, the Company continues its strategic conviction that a strong allowance for loan losses is needed, which has proven to be essential given the support provided to certain borrowers as they fully recover from the COVID-19 pandemic.  Even with the third quarter increase, overall non-performing assets remain well controlled totaling $6.0 million, or 0.61% of total loans, on September 30, 2022.  The Company continues to experience low net loan charge-offs, which were $111,000, or 0.02% of total average loans, in the nine months of 2022 and is only slightly higher than net loan charge-offs of $71,000, or 0.01% of total average loans, for the nine months of 2021. In summary, the allowance for loan losses provided 202% coverage of non-performing assets, and 1.23% of total loans, on September 30, 2022, compared to 373% coverage of non-performing assets, and 1.26% of total loans, on December 31, 2021.

Total non-interest income in the third quarter of 2022 decreased by $90,000, or 2.0%, from the prior year's third quarter and for the nine months of 2022 decreased by $630,000, or 4.7%, from the nine months of 2021.  Net realized gains on loans held for sale decreased by $449,000, or 71.0%, for the nine months, due to the lower level of residential mortgage loan production which reflects a reduced level of mortgage loan refinance activity due to the rapid escalation of interest rates since the beginning of 2022.  Residential mortgage loan production through nine months in 2022 totals $19.9 million representing a $56.2 million, or 73.8%, reduction from the 2021 production level. The reduced level of mortgage loan production also caused mortgage related fees to decline by $218,000, or 70.3%, for the nine months.  Wealth management fees decreased by $324,000, or 10.3%, for the third quarter of 2022 and also declined by $77,000, or 0.9%, for the nine-month period between years.  The decrease in both time periods reflects the unfavorable impact of the declining equity markets on wealth management fee income as well as the unfavorable impact that the move in the bond market is having on wealth management asset values.  Both unfavorable items are being partially offset by new customer business growth.  The fair market value of wealth management assets declined since the fourth quarter of 2021 by $422.0 million, or 15.6%, and totaled $2.3 billion at September 30, 2022.  Service charges on deposit accounts increased by $139,000, or 20.3%, in the nine months of 2022 compared to the nine months of 2021, as consumers are more active this year, increasing their spending habits.  Revenue from bank owned life insurance (BOLI) increased by $108,000, or 48.9%, for the third quarter of 2022 due to the receipt of a death claim.  BOLI income for the nine months in 2022 is consistent with the 2021 level.  Finally, other income is $113,000, or 16.1%, higher for the quarter and $61,000, or 3.2%, higher for the nine-month period due to the recognition of a positive credit valuation adjustment to the market value of the interest rate swap contracts that the Company executed to accommodate the needs of certain borrowers while managing our interest rate risk position.

The Company has demonstrated good expense control in this inflationary environment as total non-interest expense in the third quarter of 2022 increased by $207,000, or 1.8%, when compared to the third quarter of 2021 and increased in the nine months of 2022 by $453,000, or 1.3%, when compared to 2021.  Salaries & employee benefits increased by $161,000, or 2.3%, for the quarter and are $721,000, or 3.5%, higher for the nine-month time period in 2022.  Within total salaries & benefits expense, salaries costs are higher by $1.1 million, or 8.5%, through nine months due to merit increases and a higher level of full-time equivalent employees (FTEs).  Total FTEs of 306 in the third quarter of 2022 are nine higher than they were in the third quarter of 2021 as the Company has been able to fill certain open positions this year.  Also, contributing to the higher salaries & employee benefits costs were additional increases to health care and other employee benefits.  Partially offsetting these higher costs within salaries & benefits through nine months was lower incentive compensation by $354,000, or 25.1%, due to the reduced level of loan production.  Similar to what occurred in 2021, the Company was required to recognize a settlement charge in connection with its defined benefit pension plan in the second and third quarters of 2022. The amount of the charge in the third quarter was $230,000, bringing the total settlement charge recognized for the nine months to $1.2 million.  A settlement charge must be recognized when the total dollar amount of lump sum distributions paid from the pension plan to retired employees exceeds a threshold of expected annual service and interest costs in the current year.  The value of the lump sums continued to be elevated this year due to the low level where interest rates were late in 2021 when these lump sums were calculated.  It is anticipated that the Company will be required to recognize additional settlement charges through year end as more people retire.  However, since the retired employees have chosen to take the lump sum payments, these individuals are no longer included in the pension plan.  Therefore, the Company’s normal annual pension expense is expected to be lower in the future.  This has been evident so far in 2022 as the normal amount of pension expense required to be recognized is lower than the 2021 level.  Specifically, pension expense in the third quarter of 2022 was $349,000, or 63.1%, lower than the 2021 third quarter level and was $687,000, or 34.9%, lower for the nine-month time period compared to last year.  Professional fees were

$401,000, or 9.8%, higher for the nine months of 2022 primarily due to higher legal costs in 2022.  Net occupancy expenses were $156,000, or 7.9%, higher through nine months of 2022 due to increased utilities cost along with maintenance and repair expense which was primarily related to the new branch office.  Partially offsetting these higher costs were other expenses decreasing by $767,000, or 12.0%, for the first nine months of 2022 when compared to the same time period from last year.  Contributing to the lower level of other expense was no additional costs related to a branch acquisition in 2022 after $390,000 of expense was recognized for this purpose in 2021.  Other expenses were also favorably impacted by a $215,000 credit for the unfunded commitment reserve after $92,000 of expense was recognized in the nine months of last year, resulting in a $307,000 favorable shift.

The Company recorded an income tax expense of $526,000, or an effective tax rate of 20.0%, in the third quarter of 2022.  This compares to an income tax expense of $341,000, or an effective tax rate of 19.2%, for the third quarter of 2021.  Similarly, for the first nine months of 2022, the Company recorded income tax expense of $1.6 million, or an effective tax rate of 20.0%, compared to income tax expense of $1.3 million in 2021, or an effective tax rate of 19.7%.

The Company had total assets of $1.4 billion, shareholders' equity of $101.6 million, a book value of $5.94 per common share and a tangible book value(1) of $5.13 per common share on September 30, 2022.  The decline in the Company’s book value and tangible book value per share in 2022 reflects a decrease in the value of the Company’s available for sale investment securities due to higher interest rates and the negative impact of a revaluation of the net pension liability resulting from a drop in the value of the pension plan assets. The Company continued to maintain strong capital ratios that exceed the regulatory defined well capitalized status.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets, the level of inflation, and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our banking platform; risks and uncertainties relating to the duration of the COVID-19 pandemic, and actions that may be taken by governmental authorities to contain the pandemic or to treat its impact; and the inability to successfully implement or expand new lines of business or new products and services.  These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

(1) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

SUPPLEMENTAL FINANCIAL PERFORMANCE DATA

September 30, 2022

(Dollars in thousands, except per share and ratio data)

(Unaudited)

2022

	1QTR	2QTR	3QTR	YEAR TO DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,418	$1,981	$2,102	$6,501

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.73%	0.59%	0.62%	0.65%
Return on average equity	8.48	7.10	7.81	7.80
Return on average tangible common equity (B)	9.62	8.10	8.97	8.90
Net interest margin	3.14	3.23	3.35	3.24
Net charge-offs (recoveries) as a percentage of average loans	0.03	0.01	0.00	0.02
Loan loss provision (credit) as a percentage of average loans	(0.17)	(0.13)	0.20	(0.03)
Efficiency ratio (D)	81.38	84.89	78.93	81.70

EARNINGS PER COMMON SHARE:
Basic	$0.14	$0.12	$0.12	$0.38
Average number of common shares outstanding	17,094	17,109	17,111	17,105
Diluted	0.14	0.12	0.12	0.38
Average number of common shares outstanding	17,146	17,149	17,145	17,146
Cash dividends paid per share	$0.025	$0.030	$0.030	$0.085

2021

	1QTR	2QTR	3QTR	YEAR TO DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,081	$1,708	$1,431	$5,220

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.65%	0.51%	0.41%	0.52%
Return on average equity	8.04	6.46	5.07	6.48
Return on average tangible common equity (B)	9.08	7.30	5.78	7.35
Net interest margin	3.23	3.13	2.85	3.07
Net charge-offs (recoveries) as a percentage of average loans	0.05	(0.01)	(0.01)	0.01
Loan loss provision (credit) as a percentage of average loans	0.17	0.04	0.14	0.12
Efficiency ratio (D)	79.00	84.35	84.42	82.56

EARNINGS PER COMMON SHARE:
Basic	$0.12	$0.10	$0.08	$0.31
Average number of common shares outstanding	17,064	17,073	17,075	17,071
Diluted	0.12	0.10	0.08	0.31
Average number of common shares outstanding	17,101	17,131	17,114	17,114
Cash dividends paid per share	$0.025	$0.025	$0.025	$0.075

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

--CONTINUED--

(Dollars in thousands, except per share, statistical, and ratio data)

(Unaudited)

2022

	1QTR	2QTR	3QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,331,265	$1,321,402	$1,350,048
Short-term investments/overnight funds	13,588	10,714	4,133
Investment securities	223,286	231,255	236,867
Total loans and loans held for sale, net of unearned income	978,692	965,587	980,840
Paycheck Protection Program (PPP) loans (E)	7,835	2,242	24
Allowance for loan losses	11,922	11,568	12,062
Intangible assets	13,761	13,753	13,746
Deposits	1,140,889	1,142,756	1,152,813
Short-term and FHLB borrowings	37,863	34,028	54,796
Guaranteed junior subordinated deferrable interest debentures	0	0	0
Subordinated debt, net	26,613	26,624	26,634
Shareholders’ equity	113,692	106,392	101,587
Non-performing assets	3,401	3,240	5,986
Tangible common equity ratio (B)	7.58%	7.08%	6.57%
Total capital (to risk weighted assets) ratio	14.01	14.33	14.02
PER COMMON SHARE:
Book value	$6.65	$6.22	$5.94
Tangible book value (B)	5.84	5.41	5.13
Market value (C)	4.04	3.94	3.80
Wealth management assets – fair market value (A)	$2,633,096	$2,372,772	$2,290,678

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301	310	306
Branch locations	17	17	17
Common shares outstanding	17,109,084	17,109,097	17,112,617

2021
	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,311,412	$1,360,583	$1,338,886	$1,335,560
Short-term investments/overnight funds	18,025	45,459	10,080	16,353
Investment securities	204,193	219,395	214,295	216,922
Total loans and loans held for sale, net of unearned income	986,557	992,865	996,029	986,037
Paycheck Protection Program (PPP) loans (E)	67,253	48,098	29,260	17,311
Allowance for loan losses	11,631	11,752	12,124	12,398
Intangible assets	11,944	13,785	13,777	13,769
Deposits	1,117,091	1,168,742	1,144,391	1,139,378
Short-term and FHLB borrowings	55,149	48,149	43,653	42,653
Guaranteed junior subordinated deferrable interest debentures	12,974	12,978	0	0
Subordinated debt, net	7,540	7,546	26,600	26,603
Shareholders’ equity	105,331	111,272	113,736	116,549
Non-performing assets	4,245	3,727	3,119	3,323
Tangible common equity ratio (B)	7.19%	7.24%	7.54%	7.78%
Total capital (to risk weighted assets) ratio	13.03	12.79	13.61	14.04
PER COMMON SHARE:
Book value	$6.17	$6.52	$6.66	$6.82
Tangible book value (B)	5.47	5.71	5.85	6.02
Market value (C)	4.06	3.93	3.88	3.86
Wealth management assets – fair market value (A)	$2,517,810	$2,614,898	$2,596,672	$2,712,695

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301	300	297	304
Branch locations	16	17	17	17
Common shares outstanding	17,069,000	17,075,000	17,075,000	17,081,500

NOTES:

(A)	Not recognized on the consolidated balance sheets.
(B)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.
(C)	Based on closing price reported by the principal market on which the security is traded last business day of the corresponding reporting period.
(D)	Ratio calculated by dividing total non-interest expense by tax equivalent net interest income plus total non-interest income.
(E)	Paycheck Protection Program (PPP) loans are included in total loans and loans held for sale, net of unearned income.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands)

(Unaudited)

2022

	1QTR	2QTR	3QTR	YEAR TO DATE
INTEREST INCOME
Interest and fees on loans	$9,496	$9,725	$10,691	$29,912
Interest on investments	1,532	1,802	2,009	5,343
Total Interest Income	11,028	11,527	12,700	35,255

INTEREST EXPENSE
Deposits	796	956	1,720	3,472
All borrowings	465	447	451	1,363
Total Interest Expense	1,261	1,403	2,171	4,835

NET INTEREST INCOME	9,767	10,124	10,529	30,420
Provision (credit) for loan losses	(400)	(325)	500	(225)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	10,167	10,449	10,029	30,645

NON-INTEREST INCOME
Wealth management fees	3,165	2,976	2,813	8,954
Service charges on deposit accounts	272	263	289	824
Net realized gains on loans held for sale	95	35	53	183
Mortgage related fees	33	32	27	92
Net realized gains on investment securities	0	0	0	0
Bank owned life insurance	209	231	329	769
Other income	561	601	815	1,977
Total Non-Interest Income	4,335	4,138	4,326	12,799

NON-INTEREST EXPENSE
Salaries and employee benefits	7,405	6,963	7,071	21,439
Net occupancy expense	741	697	698	2,136
Equipment expense	397	415	393	1,205
Professional fees	1,324	1,510	1,656	4,490
FDIC deposit insurance expense	145	130	125	400
Other expenses	1,467	2,395	1,784	5,646
Total Non-Interest Expense	11,479	12,110	11,727	35,316

PRETAX INCOME	3,023	2,477	2,628	8,128
Income tax expense	605	496	526	1,627
NET INCOME	$2,418	$1,981	$2,102	$6,501

2021

	1QTR	2QTR	3QTR	YEAR TO DATE

INTEREST INCOME
Interest and fees on loans	$10,327	$10,283	$9,830	$30,440
Interest on investments	1,442	1,555	1,542	4,539
Total Interest Income	11,769	11,838	11,372	34,979

INTEREST EXPENSE
Deposits	1,402	1,306	1,189	3,897
All borrowings	675	665	957	2,297
Total Interest Expense	2,077	1,971	2,146	6,194

NET INTEREST INCOME	9,692	9,867	9,226	28,785
Provision (credit) for loan losses	400	100	350	850
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	9,292	9,767	8,876	27,935

NON-INTEREST INCOME
Wealth management fees	2,872	3,022	3,137	9,031
Service charges on deposit accounts	201	224	260	685
Net realized gains on loans held for sale	495	122	15	632
Mortgage related fees	130	99	81	310
Net realized gains on investment securities	0	84	0	84
Bank owned life insurance	332	218	221	771
Other income	584	630	702	1,916
Total Non-Interest Income	4,614	4,399	4,416	13,429

NON-INTEREST EXPENSE
Salaries and employee benefits	6,941	6,867	6,910	20,718
Net occupancy expense	680	649	651	1,980
Equipment expense	390	403	390	1,183
Professional fees	1,314	1,396	1,379	4,089
FDIC deposit insurance expense	155	155	170	480
Other expenses	1,825	2,568	2,020	6,413
Total Non-Interest Expense	11,305	12,038	11,520	34,863

PRETAX INCOME	2,601	2,128	1,772	6,501
Income tax expense	520	420	341	1,281
NET INCOME	$2,081	$1,708	$1,431	$5,220

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

AVERAGE BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	2022		2021
	3QTR	NINE MONTHS	3QTR	NINE MONTHS
Interest earning assets:
Loans and loans held for sale, net of unearned income	$975,615	$977,386	$989,164	$987,523
Short-term investments and bank deposits	13,009	29,409	71,361	50,857
Total investment securities	253,398	238,491	217,935	206,905
Total interest earning assets	1,242,022	1,245,286	1,278,460	1,245,285

Non-interest earning assets:
Cash and due from banks	17,814	17,820	20,806	18,882
Premises and equipment	17,575	17,449	17,678	17,822
Other assets	74,758	79,016	82,919	76,147
Allowance for loan losses	(11,757)	(12,113)	(11,907)	(11,788)

Total assets	$1,340,412	$1,347,458	$1,387,956	$1,346,348

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$226,606	$228,425	$220,594	$210,179
Savings	139,724	138,524	131,184	124,120
Money market	289,701	290,946	281,427	269,509
Other time	283,504	286,061	334,635	337,726
Total interest bearing deposits	939,535	943,956	967,840	941,534
Borrowings:
Federal funds purchased and other short-term borrowings	5,142	2,214	0	437
Advances from Federal Home Loan Bank	31,109	36,164	45,867	51,717
Guaranteed junior subordinated deferrable interest debentures	0	0	12,794	12,988
Subordinated debt	27,000	27,000	18,017	11,106
Lease liabilities	3,424	3,477	3,695	3,767
Total interest bearing liabilities	1,006,210	1,012,811	1,048,213	1,021,549

Non-interest bearing liabilities:
Demand deposits	219,307	216,266	220,745	210,758
Other liabilities	8,146	6,946	6,970	6,385
Shareholders’ equity	106,749	111,435	112,028	107,656
Total liabilities and shareholders’ equity	$1,340,412	$1,347,458	$1,387,956	$1,346,348

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER SHARE

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, and “tangible book value per share.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

2022

				YEAR TO
	1QTR	2QTR	3QTR	DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,418	$1,981	$2,102	$6,501

Average shareholders’ equity	115,658	111,898	106,749	111,435
Less: Average intangible assets	13,766	13,757	13,749	13,757
Average tangible common equity	101,892	98,141	93,000	97,678

Return on average tangible common equity (annualized)	9.62%	8.10%	8.97%	8.90%

	1QTR	2QTR	3QTR

TANGIBLE COMMON EQUITY
Total shareholders’ equity	$113,692	$106,392	$101,587
Less: Intangible assets	13,761	13,753	13,746
Tangible common equity	99,931	92,639	87,841

TANGIBLE ASSETS
Total assets	1,331,265	1,321,402	1,350,048
Less: Intangible assets	13,761	13,753	13,746
Tangible assets	1,317,504	1,307,649	1,336,302

Tangible common equity ratio	7.58%	7.08%	6.57%

Total shares outstanding	17,109,084	17,109,097	17,112,617

Tangible book value per share	$5.84	$5.41	$5.13

2021

	1QTR	2QTR	3QTR	YEAR TO DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,081	$1,708	$1,431	$5,220

Average shareholders’ equity	104,931	106,009	112,028	107,656
Less: Average intangible assets	11,944	12,194	13,780	12,640
Average tangible common equity	92,987	93,815	98,248	95,016

Return on average tangible common equity (annualized)	9.08%	7.30%	5.78%	7.35%

	1QTR	2QTR	3QTR	4QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$105,331	$111,272	$113,736	$116,549
Less: Intangible assets	11,944	13,785	13,777	13,769
Tangible common equity	93,387	97,487	99,959	102,780

TANGIBLE ASSETS
Total assets	1,311,412	1,360,583	1,338,886	1,335,560
Less: Intangible assets	11,944	13,785	13,777	13,769
Tangible assets	1,299,468	1,346,798	1,325,109	1,321,791

Tangible common equity ratio	7.19%	7.24%	7.54%	7.78%

Total shares outstanding	17,069,000	17,075,000	17,075,000	17,081,500

Tangible book value per share	$5.47	$5.71	$5.85	$6.02